    As filed with the Securities and Exchange Commission on January 20, 2000
                                                      Registration No. 333-88969
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                 POST-EFFECTIVE
                          AMENDMENT NO. 1 ON FORM S-3
                                       TO
                       REGISTRATION STATEMENT ON FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                EMUSIC.COM INC.
             (Exact name of registrant as specified in its charter)

        Delaware                     3652                    94-3290594
 (State or jurisdiction  (Primary Standard Industrial     (I.R.S. Employer
   of incorporation or    Classification Code Number)    Identification No.)
      organization)

                            1991 Broadway, 2nd Floor
                         Redwood City, California 94063
                                 (650) 216-0200
         (Address and telephone number of principal executive offices)

                               ----------------

                               Gene Hoffman, Jr.
                     President and Chief Executive Officer
                                EMusic.com Inc.
                            1991 Broadway, 2nd Floor
                         Redwood City, California 94063
                                 (650) 216-0200
           (Name, address and telephone number of agent for service)

                                   Copies to:
                               Andrew Zeif, Esq.
                               Craig Malina, Esq.
                        Gray Cary Ware & Freidenrich LLP
                              400 Hamilton Avenue
                        Palo Alto, California 94301-1825
                                 (650) 833-2000

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Post-Effective Amendment.

                               ----------------

  If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

                                 The Resale of
                               13,434,102 Shares

                           [LOGO OF EMUSIC.COM INC.]

                                  Common Stock
           The selling price will be determined by market factors at
                            the time of their resale

--------------------------------------------------------------------------------
This prospectus relates to the resale by the selling stockholders of up to 13,434,102 shares of common stock. The selling stockholders may sell the stock from time to time at the prevailing market price or in negotiated transactions. Of the shares offered:

  . up to 11,737,000 shares are presently outstanding and were issued upon the conversion of the Company's Series B Preferred Stock,

  . up to 1,255,367 shares are presently outstanding and were issued in connection with the acquisition of Creative Fulfillment, Inc. and the purchase of certain assets of Nordic Entertainment Worldwide, Inc. and certain related partnerships;

  . up to 260,000 shares are issuable upon the exercise of common stock purchase warrants and

  . up to 181,735 shares issued in connection with a share exchange transaction in connection with the acquisition by the Company of its predecessor corporation and various other transactions.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we have received proceeds from the sale of shares currently outstanding and, if exercised, will receive proceeds equal to the exercise price of the common stock purchase warrants.

Our common stock is listed on the Nasdaq National Market under the symbol "EMUS." On January 19, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $9.56 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January  , 2000.

                               Table of Contents

                                                                            Page
                                                                            ----
Risk Factors...............................................................   4
About EMusic...............................................................  15
Use of Proceeds............................................................  16
Selling Stockholders.......................................................  17
Description of Capital Stock...............................................  36
Plan of Distribution.......................................................  37
Legal Matters..............................................................  39
Experts....................................................................  39
Where You Can Find More Information About Us...............................  39
Documents Incorporated by Reference........................................  40

                           -------------------------

Prior to June 1999, we operated under the name GoodNoise Corporation. Our executive offices are located at 1991 Broadway, 2nd Floor, Redwood City, California 94063, and our telephone number is (650) 216-0200. Our website can be found at EMusic.com. Our website does not constitute part of this prospectus.

"EMusic" is a registered trademark of EMusic.com Inc. and the EMusic logo is a trademark of EMusic.com Inc. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

As used in this prospectus, the terms "we," "us," "our" "the Company" and "Emusic" mean EMusic.com Inc. and the term "common stock" means our common stock, par value $0.001 per share.

                                  Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following factors and other information contained in this prospectus before deciding to invest in our stock.

Any of the following risks, if they actually occur, could materially and adversely affect our business, financial condition or results of operations. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment.

We have a new and unproven business model and it may not generate sufficient revenue for our business to survive or be successful.

Our model for conducting business and generating revenues is new and unproven and if it fails to develop as we plan, our business may not succeed. Our business model depends upon our ability to generate revenue streams from multiple sources through our website, including:

  . online sales of downloadable music;

  . website advertising fees from third parties;

  . licensing of musical recordings for use by others; and

  . online sales of music-related merchandise.

It is uncertain whether a music-based website such as ours, that relies on attracting people to purchase and download music, mostly from lesser-known artists, can generate sufficient revenues to survive. This business model may not succeed or it may not be sustainable as our business grows.

In order for our business to be successful, we must not only develop services that directly generate revenue, but also provide content and services that attract consumers to our website frequently. We will need to develop new offerings as consumer preferences change and new competitors emerge. We may not be able to provide consumers with an acceptable blend of products, services, and informational and community offerings that will attract consumers to our website frequently. We provide many of our products and services without charge, and we may not be able to generate sufficient revenue to pay for these products and services. Accordingly, we are not certain that our business model will be successful or that we can sustain revenue growth or be profitable.

We are competing in a new market that may not develop sufficiently to support our business.

The market for online music promotion and distribution is new and rapidly evolving. As a result, demand and market acceptance for our products and services are subject to a high degree of uncertainty and risk. We are attempting to capitalize on a talent pool of artists underserved by the traditional recording industry. Consumers may not continue to be interested in listening to, or purchasing music from, these artists. If this new market fails to develop, develops more slowly than expected or becomes saturated with competitors, or our products and services do not achieve or sustain market acceptance, we may not generate sufficient revenues to become profitable.

The future popularity of downloadable music will depend on consumer acceptance of downloading music generally. We believe that consumer acceptance is, in part, dependent on the availability of portable devices to store and play this music. To the extent that devices are not available at affordable prices, or consumer acceptance or distribution of these portable devices is delayed, our potential market, and thus our ability to increase our revenues, may be reduced.

We have a limited operating history that makes an evaluation of our business difficult.

We were incorporated in January 1998. During 1998, our operating activities consisted largely of developing the infrastructure necessary to download music on the Internet. Our limited operating history makes it difficult to evaluate our current business and prospects. As a result of our limited operating history, we do not have meaningful historical financial data upon which to forecast quarterly revenues and results of operations. Before investing in us, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of development.

We have incurred substantial losses to date and we expect net losses in the future.

From inception through September 30, 1999, we had a deficit accumulated during the development stage of approximately $63.1 million. We expect substantial net losses and negative cash flow for the foreseeable future. We believe it is critical to our long-term success that we continue to develop "EMusic" brand awareness and loyalty through marketing and promotion, expand our artist and consumer networks, develop our online content and expand our other services. We expect that our operating expenses will increase significantly during the next several years, especially in sales and marketing. With increased expenses, we will need to generate significant additional revenues to achieve profitability. As a result, we may never achieve profitability and, if we do achieve profitability in any period, we may not be able to sustain or increase profitability.

Our quarterly revenues and operating results are subject to fluctuation which may result in volatility or a decline in the price of our stock.

We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of future performance. Our quarterly operating results are likely to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control, including:

  . the demand for downloadable music content and Internet advertising;

  . the addition or loss of advertisers;

  . the level of traffic on our Internet sites;

  . the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

  . the introduction of new sites and services by us or our competitors;

  . seasonal trends in Internet use, purchases of downloadable music, and advertising placements;

  . price competition or pricing changes in the industry;

  . technical difficulties or system downtime; and

  . general economic conditions, and economic conditions specific to the Internet and Internet media.

In addition, while our revenues may vary significantly, a portion of our expenses are fixed. As a result, any decrease in revenues will not be accompanied by a decrease in our fixed operating expenses and our operating results will suffer. Our quarterly results may also be significantly impacted by the accounting treatment of acquisitions, financing transactions or other matters. Particularly at our early stage of development, such accounting treatment can have a material impact on the results for any quarter. Because of these and other factors it is likely that our operating results will fall below expectations in some future quarter and the trading price of our stock may drop.

Shares eligible for future sale in the open market may depress our stock price.

As of December 31, 1999, there were approximately 36,500,000 shares of common stock outstanding, of which approximately 10,000,000 were tradable without restriction under the Securities Act and approximately

24,000,000 shares of our outstanding stock were tradable, including shares tradable under Rule 144 and the registration statement of which this prospectus is a part.

Our stock price has been and may continue to be volatile.

Our common stock is currently traded on the Nasdaq National Market under the ticker symbol "EMUS." There can be no assurance that an active trading market will be sustained in the future. In addition to fluctuations in our operating results, the following factors could cause the price of our securities to be volatile:

  . development of the downloadable music market;

  . technological innovations;

  . new products;

  . acquisitions or strategic alliances entered into by us or our competitors;

  . failure to meet securities analysts' expectations;

  . government regulatory action;

  . patent or proprietary rights developments; and

  . market conditions for internet and technology stocks in general.

If our brand name is not accepted, our ability to attract content and customers to our website will be harmed.

During the quarter ended June 30, 1999, we began to operate under the name EMusic.com Inc. and launched a marketing campaign to establish the brand name "EMusic." We believe that establishing and maintaining the EMusic brand is a critical aspect of our efforts to attract and expand our Internet audience and acquire new content and that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry in providing Internet content. We intend to incur significant expenses in our brand building efforts. If these efforts do not generate increased revenues our operating results will suffer. If we are unable to provide high quality content or otherwise fail to promote and maintain our brand, our business will be harmed.

If we are unable to maintain or expand our contracts for music content, or if the content we license does not sell, our popularity and business may suffer.

We believe that a primary draw to our website is the ability to access music from known artists and independent record labels. Currently, we have exclusive multi-year contracts for much of our music library. However, if we are unable to sign contracts for new content, or if we are unable to extend the terms of existing contracts as they expire, our website may fail to attract new, or retain existing, customers which would harm our business.

For much of the content we license, we pay advances against future royalties which will be owed on sale of the content. If the content we license does not sell in sufficient quantities, we may not be able to recover all or part of the advances we have paid and our business could be harmed.

We rely on a third party for the hosting of our website and if this hosting service becomes unavailable, our customers will not be able to access our website.

We currently rely on a third party which hosts our website at a single location in Sunnyvale, California. We currently do not maintain a redundant website. If for any reason our current website hosting services become unavailable or if our hosting service experiences technical problems, customers will not be able to access our website until these services are restored or until we are able to make arrangements with an alternate provider.

If we fail to adequately manage our growth, we may not be successful as we may miss market opportunities.

We expect the scope of our operations and the number of our employees to grow rapidly. In particular, we intend to hire additional engineering, sales, marketing, content acquisition and administrative personnel. Additionally, acquisitions could increase our employee headcount and business activity. We expect our rapid growth to continue to place significant stress on our technology, operations, management and employee base. Any failure to successfully address the needs of our growing enterprise would harm our business.

Our technology systems must be expanded and enhanced for our business to grow.

In order to support a growing business, we will need to continue to enhance and expand the technology infrastructure which supports our business. We have recently converted our central database to a new database based upon technology licensed from Oracle Corporation and we expect to implement a new accounting system in the first half of calendar year 2000. As our business continues to grow, we will need to add additional servers and other hardware and software systems as well as additional sites for website hosting. If we fail to successfully implement these new and enhanced systems, our operations could be disrupted, we may become less competitive, our revenues could be reduced and we may need to incur additional costs to address these issues.

We may have difficulty executing acquisitions and integrating the acquired companies into our business.

Our business strategy includes entering into strategic alliances and acquiring complementary businesses, technologies, content or products. In January 1999, we completed the acquisition of Creative Fulfillment, Inc., in June 1999, we completed the acquisition of Internet Underground Music Archive and in December 1999, we completed the acquisition of Group K Inc. d/b/a Cductive. In November 1999, we entered into an agreement to acquire Tunes.com Inc. The closing of the Tunes.com transaction is subject to customary closing conditions. These and any other future acquisitions involve risks commonly encountered in acquisitions of companies, including:

  . exposure to unknown liabilities of acquired companies;

  . incurring acquisition costs and expenses in excess of what we anticipated;

  . the occurrence of fluctuations in our quarterly and annual operating results due to the costs and expenses of acquiring and integrating new businesses or technologies;

  . experiencing difficulties and expenses in assimilating the operations and personnel of the acquired businesses;

  . disruption of our ongoing business and diversion of our management's time and attention;

  . a possible inability to integrate successfully or to complete the development and application of acquired technology and a possible failure to achieve the anticipated financial, operating, and strategic benefits from these acquisitions;

  . experiencing difficulties in establishing and maintaining uniform standards, controls, procedures, and policies;

  . impairment of our relationships with key employees and customers of acquired businesses or the loss of these key employees and customers as a result of changes in management and ownership of the acquired businesses; and

  . acquisitions using the purchase method of accounting, which may result in goodwill, creating amortization charges in future periods.

In addition, our shareholders may be diluted if the consideration for future acquisitions consists of equity securities. We may not overcome these risks or any other problems encountered in connection with acquisitions. If we are unsuccessful in doing so, our business could be harmed.

We expect competition to increase significantly in the future and we may not be able to compete successfully.

The market for the online promotion and distribution of music and music-related products and services is new, highly competitive and rapidly changing. The number of websites on the Internet competing for the attention and spending of consumers, users and advertisers has increased, and we expect it to continue to increase, because there are few barriers to entry to Internet commerce. In addition, the competition for advertising revenues, both on Internet websites and in more traditional media, is intense. Currently, there are more than one hundred music retailing websites on the Internet. We face competitive pressures from numerous actual and potential competitors.

Certain companies have agreed to work together to offer music over the Internet, and we may face increased competitive pressures as a result. For example, it was recently announced that Time Warner and Sony's Columbia House unit will merge with CDNow. In May 1999, Microsoft Corporation and Sony Corporation announced an agreement to pursue a number of cooperative activities. Sony has announced that it will make its music content downloadable from the Internet using Microsoft's multimedia software. In addition, Universal Music Group and BMG Entertainment have announced a joint venture to form an online music store.

Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of our current and potential competitors in the Internet and music entertainment businesses may have substantial competitive advantages relative to us, including:

  . longer operating histories;

  . significantly greater financial, technical and marketing resources;

  . greater brand name recognition;

  . larger existing customer bases; and

  . more popular content or artists.

These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and devote greater resources to the development, promotion, and sale of their products or services than we can. Websites maintained by our existing and potential competitors may be perceived by consumers, artists, talent management companies and other music-related vendors or advertisers as being superior to ours. In addition, we may not be able to maintain or increase our website traffic levels, purchase inquiries and number of click-throughs on our online advertisement. Further, our competitors may experience greater growth in these areas than we do. Increased competition could result in advertising price reduction, reduced margins or loss of market share, any of which could harm our business.

We may need to obtain additional funds to execute our business plan and if we are unable to obtain such funds, we will not be able to expand our business as planned.

We believe that our existing capital resources will be sufficient to fund our planned level of operating activities, capital expenditures and other obligations through the next 12 months. However, we may need to raise additional funds in order to:

  . finance unanticipated working capital requirements, including additional working capital required as a result of acquisitions;

  . develop or enhance existing services or products;

  . fund distribution relationships;

  . advertise to build global brand recognition;

  . respond to competitive pressures; or

  . acquire complementary businesses, technologies, content or products.

Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our then existing stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our stockholders.

Our business is dependent on the continued development and maintenance of the Internet and the availability of increased bandwidth to consumers.

The success of our business will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable Internet access and services. Because global commerce on the Internet and the online exchange of information is new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term.

The success of our business will rely on the continued improvement of the Internet as a convenient means of consumer interaction and commerce, as well as an efficient medium for the delivery and distribution of music. Our business will depend on the ability of our artists and consumers to continue to upload and download mp3 and other music file formats, as well as to conduct commercial transactions with us, without significant delays or aggravation that may be associated with decreased availability of Internet bandwidth and slower access to our website. Our penetration of a broader consumer market will depend, in part, on continued proliferation of high speed Internet access. Even compressed in mp3 format, a typical three minute song file can occupy more than three megabytes of storage space. This file could take approximately seven minutes to download over a conventional 56 kbps modem compared to less than one minute over an xDSL or cable modem.

The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. As the Internet continues to experience increased numbers of users, increased frequency of use and increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, increases in users or bandwidth requirements may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. This might include outages and delays resulting from the "year 2000" problem. These outages and delays could reduce the level of Internet usage as well as the level of traffic, and could result in the Internet becoming an inconvenient or uneconomical source of music and music-related products and services. The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Internet may not become a viable commercial marketplace for the products or services that we offer.

We must maintain and establish strategic alliances to increase our customer base and enhance our business.

In an attempt to increase our customer base and traffic on our website, build brand recognition, attract paid advertising and enhance content, distribution and commerce opportunities, we have entered into agreements with various media, hardware device and Internet-related companies such as: America OnLine, Yahoo!, Creative Labs and RealNetworks. Our failure to maintain or renew our existing strategic alliances or to establish and capitalize on new strategic alliances could harm our business. Our future success depends to a significant extent upon the success of such alliances. Moreover, we are substantially dependent on our ability to advertise on other Internet sites and the willingness of the owners of other sites to direct users to our Internet sites through hypertext links. We may not achieve the strategic objectives of these alliances, and parties to strategic alliance agreements with us may not perform their obligations as agreed upon. Such agreements also may not be specifically enforceable by us. In addition, some of our strategic alliances are short term in nature and may be terminated by either party on short notice. The termination or impairment of these strategic alliances could reduce our ability to attract new customers.

Our success depends on our retention of key personnel.

Our performance is substantially dependent on the services of Robert H. Kohn, our chairman, and Gene Hoffman, Jr., our chief executive officer, as well as on our ability to recruit, retain and motivate other officers and key employees. Competition for qualified personnel is intense and there are a limited number of persons with knowledge of and experience in the Internet and music entertainment industries. The loss of the services of any of our officers or senior managers could harm our business.

We may not be able to hire and retain a sufficient number of qualified employees to grow our business as planned.

Our future success will depend on our ability to attract, train, retain and motivate other highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially for engineers, web designers and advertising sales personnel, and we may be unable to successfully attract sufficiently qualified personnel. A large percentage of our employees joined us in 1999 and we expect that our rate of hiring will continue at a very rapid pace. To manage the expected growth of our operations, we will need to integrate these employees into our business. Our inability to hire, integrate and retain qualified personnel in sufficient numbers may reduce the quality of our programs, products and services, and could harm our business. In addition, companies in the Internet and music industries whose employees accept positions with competitive companies frequently claim that their competitors have engaged in unfair hiring practices. We may be subject to claims in the future as we seek to hire qualified personnel and those claims may result in material litigation involving EMusic. Even if unsuccessful, these claims could harm our business by damaging our reputation, requiring us to incur legal costs and diverting management's attention away from our business.

Security concerns regarding credit card or other confidential information transmitted over the web could limit our growth and subject us to liability.

A significant barrier to e-commerce and communications over the Internet has been the need for secure transmission of confidential information over public networks. Internet usage may not increase at the rate we expect unless some of these concerns are adequately addressed and found acceptable by the market. Internet usage could also decline if any well publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Protections against security breaches may not be available at a reasonable price or at all. If a third party were able to circumvent our security measures and misappropriate our users' personal information, it may cause interruptions to our retail website operation, damage our reputation or subject us to claims by users. Any compromise of confidential data during transmission over the Internet may harm our business.

Any failure of our internal security measures could cause us to lose customers and subject us to liability.

Our business is dependent on maintaining a database of confidential user information, including credit card numbers. If the security measures that we use to protect personal information are ineffective, we may lose customers and our business would be harmed. We rely on security and authentication technology licensed from third parties. With this technology, we perform real-time credit card authorization and verification. We cannot predict whether new technological developments could allow these security measures to be circumvented. In addition, our software, databases and servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to spend significant resources to protect against security breaches or to alleviate problems caused by any breaches and we may not be able to prevent all security breaches.

Our intellectual property protection may be inadequate, and any loss or reduction in intellectual property protection may harm our business.

Our intellectual property includes our trademarks and copyrights, proprietary software, and other proprietary rights. We believe that our intellectual property is important to our success and our competitive position, and we try to protect it. However, our efforts to protect our intellectual property could be inadequate. Use of the "EMusic" name by others could dilute our brand identity and confuse the market. In addition, our ability to conduct our business may be harmed if others claim we violate their intellectual property rights. For example, Sightsound.com, Inc. and intouch group Inc. have asserted that many online music providers, including EMusic, violate patent rights that they allegedly owns covering the sale of music over the Internet through digital downloads. If successful, these claims, or similar claims by others, could seriously harm our business by forcing us to cease using intellectual property that we depend on to operate our business. Even if unsuccessful, these claims could harm our business by damaging our reputation, requiring us to incur legal costs and diverting management's attention away from our business.

Government regulation may require us to change the way we do business.

Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. Although our transmissions originate in California, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Furthermore, the Federal Trade Commission has recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. Evolving areas of law that are relevant to our business include privacy law, proposed encryption laws, content regulation and sales and use tax. For example, changes in copyright law could require us to change the manner in which we conduct business or increase our costs of doing business. Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business. In the event the Federal Trade Commission or other governmental authorities adopt or modify laws or regulations applicable to our business, including those relating to the Internet and copyright matters, our business could be harmed.

We may have liability for content on our website and liability for other materials which we distribute.

We may be liable to third parties for content on our website and any other materials we distribute if:

  . the music, text, graphics or other content on our website violates their copyright, trademark, or other intellectual property rights;

  . our artists or labels violate their contractual obligations to others by providing content on our website; or

  . content we distribute is deemed obscene, defamatory or excessively violent.

We may also be subject to these types of liability for content that is accessible from our website through links to other websites.

Liability or alleged liability for content or other materials could harm our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to significant awards of damages, fines and costs and could divert management's attention away from our business. In particular, in addition to civil damages, liability for violations of copyright law currently can result in penalties of up to $10,000 per occurrence.

Imposition of sales and other taxes on e-commerce transactions may impair our ability to derive financial benefits from e-commerce.

Except for sales of tangible merchandise into certain states, we do not collect sales or other taxes on sales of our products through our websites. Although the Internet Tax Freedom Act precludes, for a period of three years ending October 2001, the imposition of state and local taxes that discriminate against or single out the Internet, it does not currently impact existing taxes. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies such as us, which engage in or facilitate online commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from electronic commerce. Moreover, if any state or foreign country were to successfully assert that we should collect sales or other taxes on the exchange of merchandise on its system, it could affect our cost of doing business.

We may have difficulty expanding into international markets which could limit the growth of our business.

Our future growth and success will depend in part on our ability to generate international sales. There can be no assurance, however, that we will be successful in generating international sales of our products. Sales to customers in certain international countries may be subject to a number of risks, including: currency exchange rate risk; the risks that agreements may be difficult or impossible to enforce and receivables difficult to collect through an international country's legal system; foreign customers may have longer payment cycles; or foreign countries could impose withholding taxes or otherwise tax our foreign income, impose tariffs, embargoes, or exchange controls, or adopt other restrictions on foreign trade. In addition, the laws of certain countries do not protect our offerings and intellectual property rights to the same extent as the laws of the United States. If we fail to compete successfully or to expand the distribution of our offerings in international markets the growth of our business could be limited.

Development of new standards for the electronic delivery of music may threaten our business.

We currently rely on mp3 technology as a delivery method for the digital distribution of music. Mp3 is an open standard adopted by the Moving Picture Experts Group for the compression of audio files. We do not own or control mp3 technology and are dependent upon a license to obtain rights to certain patents relating to the technology. The onset of competing industry standards for the electronic delivery of music could significantly affect the way we operate our business as well as the public's perception of EMusic as a company. For example, in December 1998, the major recording studios announced a plan to develop a universal standard for the electronic delivery of music, called the Secured Digital Music Initiative. If new standards are developed and adopted by consumers, we may not be able to obtain a license to such technology on favorable terms or at all and our business could be harmed. Even if new standards are not developed, delays with respect to proposed standards, such as those which have occured with respect to SDMI, can cause confusion in the marketplace, slow the development of the market for downloadable music and otherwise harm our business.

Mp3 technology is controversial within certain segments of the traditional music industry and we may face continued opposition to our use of mp3 which may slow market development and harm our business.

Certain segments of the traditional music industry have not embraced the development of the mp3 format to deliver music, in part because users of mp3 technology can download and distribute unauthorized or "pirated" copies of copyrighted recorded music over the Internet. We believe that our success is largely dependent upon the ease with which customers can download and play music. We may face opposition from a number of different music industry sources including record companies and studios, the Recording Industry Association of America and certain artists. The adoption of competing standards may slow the development of the market for downloadable music or result in increased costs of doing business which could harm our business.

If we, or third parties on which we rely, fail to achieve year 2000 compliance, our business could be harmed.

We may discover year 2000 compliance problems in our systems that will require substantial revision. We have not conducted a formal year 2000 audit and have relied only on our internal assessments of our year 2000 needs. If we unexpectedly experience failures related to the year 2000 problem or if we fail to fix or replace any affected systems on a timely basis, our business could be harmed. In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control, as well as the general infrastructure of the Internet, may not be year 2000 compliant. Failure of third parties or of the general Internet infrastructure to be year 2000 compliant could prevent us from publishing our content, generating sales or collecting revenue, decrease the use of the Internet or prevent users from accessing our websites for a substantial period of time which could harm our business. For more information on our state of readiness, costs and rights associated with year 2000 issues, see "Management Discussion and Analysis of Financial Condition and Results of Operation--Year 2000 Readiness" continued in our Quarterly Report in Form 10-Q for the quarter ended September 30, 1999 incorporated herein by reference.

Our executive officers and directors control approximately 19% of our common stock and have power to influence significant corporate matters, which may delay, deter or prevent transactions that could benefit our stockholders.

Executive officers and directors, in the aggregate, beneficially own approximately 19% of our outstanding common stock. These stockholders are able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of EMusic and may make some transactions more difficult or impossible without the support of these stockholders.

Anti-takeover provisions in our charter documents could negatively impact our stockholders.

Our Board of Directors has the authority to issue up to 20,000,000 shares of preferred stock without need for stockholder approval. The board may also determine the economic and voting rights, of this preferred stock. The holders of our common stock could be adversely affected by the issuance of preferred stock. Issuance of preferred stock could impede or prevent transactions that would cause a change in control of our company. This might discourage bids for our common stock as a premium over the market price of our common stock and adversely affect the trading price of our common stock. We have no current plans to issue shares of preferred stock. In addition, other provisions in our charter documents could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

Our data warehousing and web server systems are vulnerable to natural disasters, failure of third-party services and other unexpected problems.

Since our data warehousing, web server and network facilities are all located in California, an earthquake or other natural disaster could affect all of our facilities simultaneously. An unexpected event such as a power or telecommunications failure, fire, flood or earthquake at our on-site data warehousing facility or at our Internet service providers' facilities could cause the loss of critical data and prevent us from offering our services to artists and consumers. Our business interruption insurance may not adequately compensate us for losses that may occur. In addition, we rely on third parties to securely store our archived data, house our web server and network systems, and connect us to the Internet. A failure by any of these third parties to provide these services satisfactorily could harm our business.

You should not rely on forward-looking statements in this prospectus.

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue;" the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

                                  About EMusic

EMusic.com Inc. is a leading provider of downloadable music over the Internet. Through our website at EMusic.com, we offer a compelling selection of music from which our customers may discover, sample, and purchase popular recordings for immediate digital delivery and enjoyment. The recordings available for download at EMusic.com are provided through our relationships with a growing roster of recording artists and independent record labels. We currently have exclusive, multi-year, digital download licenses from over 500 record labels and over 2,500 recording artists, including selected titles from such well known artists as Bush, Phish, They Might Be Giants, B.B. King and Ella Fitzgerald. We currently have over 50,000 titles available for download on our EMusic.com website. In addition, our IUMA subsidiary offers our customers access to over 7,500 unsigned artists. We believe this represents one of the largest digital music content archives currently licensed for distribution over the Internet.

Our website enables artists and labels to easily access a global customer base while providing them with an integrated means of distributing, promoting and tracking the sales of their recorded music. Recordings are currently offered for sale on EMusic.com and partners' websites in the "mp3" format, the most widely-recognized compression standard for the download of musical recordings. We believe that our combination of selection, convenience, varied content, improved distribution and tracking capabilities creates a compelling music purchasing experience for consumers as well as an attractive distribution alternative for artists and independent record labels.

We are a development stage company and have experienced net losses since inception in January 1998. We intend to aggressively invest to implement our strategy, and expect to continue to incur net losses for the forseeable future.

                                Use of Proceeds

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. If any warrants are exercised by selling shareholders for cash, we will receive equal to the exercise price of the warrants. We will use the net proceeds received upon the exercise of any warrants for general corporate purposes, including working capital.

                              Selling Stockholders

The following table sets forth certain information with respect to the selling stockholders as of January 12, 2000. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years.

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Citiventure 96 Partnership, L.P.                    1,627,100(/2/)   1,627,100        0       --
c/o Invesco Private Capital
Attn: Mark Radovanovich, CFO
1166 Avenue of the Americas, 27th Floor
New York, NY 10036

Chancellor Private Capital Offshore Partners          624,000(/2/)     624,000        0       --
II, L.P.
c/o Invesco Private Capital
Attn: Mark Radovanovich, CFO
1166 Avenue of the Americas, 27th Floor
New York, NY 10036

Chancellor Private Capital Offshore Partners           58,300(/2/)      58,300        0       --
I, C.V.
c/o Invesco Private Capital
Attn: Mark Radovanovich, CFO
1166 Avenue of the Americas, 27th Floor
New York, NY 10036

Chancellor Private Capital Offshore Partners          379,000(/2/)     379,000        0       --
III, L.P.
c/o Invesco Private Capital
Attn: Mark Radovanovich, CFO
1166 Avenue of the Americas, 27th Floor
New York, NY 10036

VantagePoint Communication Partners, L.P.           1,111,100(/2/)   1,111,100        0       --
c/o VantagePoint Venture Partners
Attn: James D. Marver
1001 Bayhill Drive, Suite 140
San Bruno, CA 94066

VantagePoint Venture Partners 1996                    555,500(/2/)     555,500        0       --
c/o VantagePoint Venture Partners
Attn: James D. Marver
1001 Bayhill Drive, Suite 140
San Bruno, CA 94066

VantagePoint Venture Advisors, LLC                     16,600(/2/)      16,600        0       --
c/o VantagePoint Venture Partners
Attn: James D. Marver
1002 Bayhill Drive, Suite 140
San Bruno, CA 94066

Seligman Communications and Information             1,000,000(/2/)   1,000,000        0       --
Fund, Inc.
c/o J. & W. Seligman & Co., Inc.
Attn: Storm Boswiek
100 Park Avenue, 7th Floor
New York, NY 10017

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
CTI Limited                                       999,900(/2/)        999,900         0       --
c/o Creative Technology Ltd.
31 International Business Park, Creative
Resource
Singapore 609921

Fred Arnold                                         1,092(/2/)          1,092         0       --
1401 Clubview Court
Arlington, TX 76013

Bank of America Capital Corp.                      54,593(/2/)         54,593         0       --
231 S. LaSalle Street, Suite 1240
Chicago, IL 60697

Woodman's Food Market, Inc.                         8,189(/2/)          8,189         0       --
2919 W. Lexington
Janesville, WI 53545

Los Angeles County Employees                       54,593(/2/)         54,593         0       --
Retirement Association
GSB Building
One Belmont Avenue, 9th Floor
Bala Cynwyd, PA 19004

INVESCO F/B/O #4                                   10,919(/2/)         10,919         0       --
1166 Avenue of the Americas
27th Floor
New York, NY 10036

GM Hourly Rate Employees Pension Trust             57,322(/2/)         57,322         0       --
209 S. LaSalle St., Suite 114
Chicago, IL 60604-1295

GM Salaried Employees Non-                         51,863(/2/)         51,863         0       --
Contributory Retirement Trust
209 S. LaSalle St., Suite 114
Chicago, IL 60604

INVESCO Private Capital--f/b/o #19                 54,593(/2/)         54,593         0       --
1166 Avenue of the Americas
27th Floor
New York, NY 10036

INVESCO Private Capital--f/b/o #21                 10,919(/2/)         10,919         0       --
1166 Avenue of the Americas
27th Floor
New York, NY 10036

First Union Investors, Inc.                        54,593(/2/)         54,593         0       --
c/o Bowles Hollowell Conner
101 South Tryon Street, 40th Floor
Charlotte, NC 28280-8905

Samuel B. Guren                                       546(/2/)            546         0       --
1253 Linden Ave.
Highland Park, IL 60035

Robert L. Hall                                      1,092(/2/)          1,092         0       --
118 E. Ruelle St.
Mandeville, LA 70448

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Lyda Hill--Lyda Hunt--Margaret Trust                5,459(/2/)          5,459         0       --
5000 Thanksgiving Tower
1601 Elm Street
Dallas, TX 75201, Suite 805 West
Addison, TX 75001

Horsley Bridge Fund III, L.P.--Horsley             87,348(/2/)         87,348         0       --
Bridge Partners
505 Montgomery Street, 21st Floor
San Francisco, CA 94111-2553

Stephen S. Hyde                                     2,730(/2/)          2,730         0       --
31 Broadmoor Avenue
Colorado Springs, CO 80906

KCB BV, L.P.                                       10,919(/2/)         10,919         0       --
20 North Raymond Ave., #250
Pasadena, CA 91103

Landmark Secondary Partners, L.P.                  54,593(/2/)         54,593         0       --
c/o Landmark Partners Inc.
760 Hopmeadow Street

Kroger Company Master Retirement Trust             35,485(/2/)         35,485         0       --
1014 Vine Street
Cincinnati, OH 45202-1100

Steven E. Lebow                                     1,092(/2/)          1,092         0       --
150 North Cliffwood Avenue
Los Angeles, CA 90049

John D. & Catherine T. MacArthur                   65,511(/2/)         65,511         0       --
Foundation
140 S. Dearborn, Suite 1100
Chicago, IL 60603

Mark McNay                                          1,092(/2/)          1,092         0       --
2855 Jackson Street
Apt. 302
San Francisco, CA 94115

The Meadows Foundation, Inc.                       21,837(/2/)         21,837         0       --
3003 Swiss Avenue
Dallas, TX 75204-6090

Henry J. and Michele M. Nasella, as Joint           1,092(/2/)          1,092         0       --
Tenants
24 Larchwood Drive
Cambridge, MA 02138

William J. Nasgovitz                                2,184(/2/)          2,184         0       --
4470 N. Lake Drive
Shorewood, WI 53211

Pantheon USA Fund Limited                          21,837(/2/)         21,837         0       --
Pantheon Ventures, Inc.
50 California Street, Suite 906
San Francisco, CA 94111

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Phillips-Smith Management Company                  12,010(/2/)         12,010         0       --
5080 Spectrum Drive
Suite 805 West
Addison, TX 75001

Charles Pistor, Jr.                                 1,092(/2/)          1,092         0       --
4200 Belclaire
Dallas, TX 75205

Public Employees' Retirement Association           21,837(/2/)         21,837         0       --
of Colorado (PERA)
1300 Logan
Denver, CO 80203

Mark S. Reischmann                                  1,092(/2/)          1,092         0       --
5485 E. Mineral Lane
Littleton, CO 80122

James T. Rothe                                      1,092(/2/)          1,092         0       --
SEP/IRA Account # 12B-6965-7688
c/o RPRSC Custodian
925 Constellation Place
Colorado Springs, CO 80906

LGT Capital Invest Limited                         54,593(/2/)         54,593         0       --
Herrengasse 12
FL-9490 Vaduz
Principality of Liechtenstein

Ron Stegall                                         1,092(/2/)          1,092         0       --
701 Loch Lomond
Arlington, TX 76072

G. Michael Machens                                 68,999(/2/)         68,999         0       --
c/o Phillips-Smith Management Company
5080 Spectrum Drive
Suite 805 West
Addison, TX 75001

Cece Smith                                         28,760(/2/)         28,760         0       --
c/o Phillips-Smith Management Company
5080 Spectrum Drive
Suite 805 West
Addison, TX 75001

Craig Foley                                         3,726(/2/)          3,726         0       --
7 Locust Lane
Bronxville, NY 10708

Don Phillips                                       24,100(/2/)         24,100         0       --
c/o Phillips-Smith Management Company
5080 Spectrum Drive
Suite 805 West
Addison, TX 75001

Donald J. Phillips II                               2,330(/2/)          2,330         0       --
1942 N. Fremont
Chicago, IL 60614

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Donna Belcher                                       1,036(/2/)          1,036         0        --
c/o Phillips-Smith Management Company
5080 Spectrum Drive
Suite 805 West
Addison, TX 75001

Fred Arnold                                           552(/2/)            552         0        --
1401 Clubview Court
Arlington, TX 76013

G. Michael & Sherry Benham Machens                 11,345(/2/)         11,345         0        --
c/o Phillips-Smith Management Company
5080 Spectrum Drive
Suite 805 West
Addison, TX 75001

James Flynn                                         1,966(/2/)          1,966         0        --
2600 Cole Avenue, #210
Dallas, TX 75204

James T. Rothe                                      2,898(/2/)          2,898         0        --
925 Constellation Place
Colorado Springs, CO 80906

Kristin Phillips Corr                               2,330(/2/)          2,330         0        --
9607 East Oaks Lane
Irving, TX 75063-5027

idealab! Capital Partners I-B, L.P.               697,500(/2/)        697,500         0        --
c/o idealab! Capital Management I, LLC
Attn: William S. Elkus
130 W. Union Street
Pasadena, CA 91103

idealab! Capital Partners I-A, L.P.               136,500(/2/)        136,500         0        --
c/o idealab! Capital Management I, LLC
Attn: William S. Elkus
130 W. Union Street
Pasadena, CA 91103

Drake & Co. for the account of                    645,000(/2/)        645,000         0        --
Citiventure Private Participations III
c/o Invesco Private Capital
Attn: Mark Radovanovich, CFO
1166 Avenue of the Americas, 27th Floor
New York, NY 10036

Weiss, Peck & Greer Venture Associates IV,        490,300(/2/)        490,300         0        --
L.L.C.
c/o Weiss, Peck & Greer LLC
Attn: Melissa Alves
555 California Street, Suite 3130
San Francisco, CA 94104

WPG Enterprise Fund III, L.L.C.                   428,800(/2/)        428,800         0        --
c/o Weiss, Peck & Greer LLC
Attn: Melissa Alves
555 California Street, Suite 3130
San Francisco, CA 94104

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
WPG Information Sciences Entrepreneur                 19,000(/2/)      19,000           0     --
Fund, L.P.
c/o Weiss, Peck & Greer LLC
Attn: Melissa Alves
555 California Street, Suite 3130
San Francisco, CA 94104

WPG Venture Associates IV Cayman, L.P.                61,900(/2/)      61,900           0     --
c/o BankAmerica Trust & Banking Corporation
(Cayman) Limited
Attn: Sarah Holbrook
P.O. Box 1092, BankAmerica House, Fort Street
George Town, Grand Cayman, Cayman Islands,
British West Indies

Abacus L.P.                                           10,000(/2/)      10,000           0     --
Box 8
Pebble Beach, CA 93953

Amcito Partners, L.P.                                 16,600(/2/)      16,600           0     --
Attn: William Brian Little
630 Fifth Ave., Suite 2620
New York, NY 10111

Bank Sal Oppenheim jr & cie (Schweiz) AG             250,000(/2/)     250,000           0     --
Attn: Marko Bianchi
Uraniastrasse 28, CH - 8022
Zurich, Switzerland

Tor Braham                                            46,600(/2/)      11,600      35,000       *
c/o Warburg Dillon Reed
555 California Street, Suite 4650
San Francisco, CA 94104

Jorge A. del Calvo and Gerine Ongkeko                  8,300(/2/)       8,300           0     --
329 Walsh Road
Atherton, CA 94027

James Chapman                                        146,712(/2/)      46,600     100,112      *
3435 Clay Street, #3
San Francisco, CA 94118

Catherine Filippini                                    3,300(/2/)       3,300           0     --
63 Indian Hill Road
Winnetka, IL 60093

Fisher Capital Ltd.                             162,100(/2/)(/8/)     162,100           0     --
c/o Citadel Investment Group, L.L.C.
225 West Washington Street, 9th Floor
Chicago, IL 60606
Attn: Daniel Hopkins

Craig Foley                                           33,300(/2/)      33,300           0     --
7 Locust Lane
Bronxville, NY 10708

GCWF Investment Partners                               8,300(/2/)       8,300           0     --
Attn: Greg Gallo
400 Hamilton Avenue
Palo Alto, CA 94301-1825

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Roger B. Hackett                                    8,300(/2/)          8,300         0       --
c/o Go Video, Inc.
7835 East McClaine Drive
Scottsdale, AZ 85260-6949

John E. Kelley                                      3,300(/2/)          3,300         0       --
c/o Edgewood Management Company
675 Third Avenue
New York, NY 10017

Richard Lawson                                      3,300(/2/)          3,300         0       --
2795 East Cottonwood Parkway, suite 440
Salt Lake City, CA 84121

Greg Little                                        16,600(/2/)         16,600         0       --
163 Carl Street
San Francisco, CA 94117

Reid Payne                                          8,300(/2/)          8,300         0       --
c/o ABN AMRO
199 Bishopsgate
London EC2 M3TY
United Kingdom

City National Investment (formerly                    724(/2/)            724         0       --
"North American Trust Company")
Trustee, PM&S Retirement Savings Plan
FBO Jorge A. del Calvo
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Michael J. Halloran and Virginia S. Halloran          724(/2/)            724         0       --
as Trustees of the Community
Property Trust under the Halloran
10/19/95 Revocable Trust Agreement
1913 Vallejo Street
San Francisco, CA 94123

Stanton D. Wong                                       217(/2/)            217         0       --
1039 Continentals Way No. 201
Belmont, CA 94002

Gary H. Anderson                                      289(/2/)            289         0       --
Dillingham & Muphy
225 Bush Street, 6th Floor
San Francisco, CA 94104

Christopher R. Ball                                    72(/2/)             72         0       --
71 22nd Avenue
San Francisco, CA 94121

Michael R. Barr                                       362(/2/)            362         0       --
1100 Union Street
San Francisco, CA 94109

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Terrence A. Callan                                  362(/2/)            362           0       --
144 Santa Rosa Avenue
Sausalito, CA 94965

Terry Calvani                                       101(/2/)            101           0       --
917 Huntington Circle
Nashville, TN 37215

City National Investment, Trustee,                  145(/2/)            145           0       --
PM&S Retirement Savings Plan
FBO L. William Caraccio
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

L. William Caraccio                                  72(/2/)             72           0       --
2348 Harding
Redwood City, CA 94062

Kenneth R. Chiate                                   145(/2/)            145           0       --
Trustee of the Robert M. Morrison
Educational Trust (the Morrison Family
Trust dated August 6, 1993
assign 14285771-9/24/98)
c/o Robert L. Morrison
20646 Rockcroft Drive
Malibu, CA 90265

Kenneth R. Chiate                                   145(/2/)            145           0       --
Trustee of the Patrick L. Morrison
Educational Trust (the Morrison Family
Trust dated August 6, 1993
assign 14285771-9/24/98)
c/o Robert L. Morrison
20646 Rockcroft Drive
Malibu, CA 90265

City National Investment Trustee,                   289(/2/)            289           0       --
PM&S Retirement Savings Plan
FBO Mary B. Cranston
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

City National Investment Trustee,                   405(/2/)            405           0       --
PM&S Retirement Savings Plan
FBO John M. Dunn
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

David R. Farabee                                    174(/2/)            174           0       --
1276 Crown Court
Walnut Creek, CA 94596

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Kevin M. Fong                                        72(/2/)             72           0       --
6573 Dawes Street
Oakland, CA 94611

Martha H. Fuller & Charles E. Fuller                145(/2/)            145           0       --
Trustees of the Residuary Balance Trust
Dtd 11/30/99 under Fuller Family 1995 Trust
c/o Charles E. Fuller
722 Jacaranda Circle
Hillsborough, CA 94010-6559

Martha H. Fuller & Charles E. Fuller                145(/2/)            145           0       --
TTEES Survivors Tr dtd 5/22/99 under
Fuller Family 1995 Trust
c/o Charles E. Fuller
722 Jacaranda Circle
Hillsborough, CA 94010-6559

City National Investment Trustee,                   434(/2/)            434           0       --
PM&S Retirement Savings Plan
FBO P. Garth Gartrell
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Robert B. Gex                                       217(/2/)            217           0       --
6081 Margarido Drive
Oakland, CA 94618

City National Investment Trustee,                   289(/2/)            289           0       --
PM&S Retirement Savings Plan
FBO Paul R. Griffin
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

City National Investment Trustee,                   289(/2/)            289           0       --
PM&S Retirement Savings Plan
FBO F. Kinsey Haffner
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

City National Investment Trustee,                   724(/2/)            724           0       --
PM&S Retirement Savings Plan
FBO Robert C. Herr
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Thomas M. Hird                                      145(/2/)            145           0       --
1508 Rancho Encinitas Drive
Encinitas, CA 92024

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
William J. Hoehler                                  724(/2/)            724           0       --
39 Antilles Way
Tiburon, CA 94920

City National Investment Trustee,                   362(/2/)            362           0       --
PM&S Retirement Savings Plan
FBO Philip Hudner
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

City National Investment Trustee,                   289(/2/)            289           0       --
PM&S Retirement Savings Plan
FBO Yuji Iwanaga
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

City National Investment Trustee,                   217(/2/)            217           0       --
PM&S Retirement Savings Plan
FBO Robert A. James
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

City National Investment Trustee,                   289(/2/)            289           0       --
PM&S Retirement Savings Plan
FBO Jonathan D. Joseph
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Terry M. Kee                                        289(/2/)            289           0       --
3 Los Cerros Drive
Greenbrae, CA 94904

Anita M. Kirkpatrick                                145(/2/)            145           0       --
11087 Picaza Place
San Diego, CA 92127

Eric A. Kremer                                       72(/2/)             72           0       --
4675 Savona Place
San Diego, CA 92130

Anne E. Libbin                                      289(/2/)            289           0       --
18 Mateo Drive
Tiburon, CA 94920

City National Investment Trustee,                   362(/2/)            362           0       --
PM&S Retirement Savings Plan
FBO Frederick K. Lowell
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
City National Investment Trustee,                   362(/2/)            362           0       --
PM&S Retirement Savings Plan
FBO Christopher J. McNevin
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Keith J. Mendelson                                  217(/2/)            217           0       --
5837 Upton Street
McLean, VA 22101

City National Investment Trustee,                   145(/2/)            145           0       --
PM&S Retirement Savings Plan
FBO M. David Minnick
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

City National Investment Trustee,                   289(/2/)            289           0       --
PM&S Retirement Savings Plan
FBO Daniel C. Minteer
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Nancy G. Morrison and Robert L. Morrison            724(/2/)            724           0       --
Trustees of the Morrison Family Trust
dated August 6, 1993
c/o Robert L. Morrison
20646 Rockcroft Drive
Malibu, CA 90265

City National Investment Trustee,                   434(/2/)            434           0       --
PM&S Retirement Savings Plan
FBO J. Richard Morisseey
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Dana P. Newman                                       72(/2/)             72           0       --
1770 E. Altadena Drive
Altadena, CA 91001

City National Investment Trustee,                   362(/2/)            362           0       --
PM&S Retirement Savings Plan
FBO Rodney R. Peck
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

City National Investment Trustee,                   289(/2/)            289           0       --
PM&S Retirement Savings Plan
FBO Glenn J. Perry
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Stanley F. Pierson                                  145(/2/)            145           0       --
330 Claremont Way
Menlo Park, CA 94025

Jay E. Powell                                        72(/2/)             72           0       --
1025 Springfield Drive
Walnut Creek, CA 94598

Richard P. Rados                                     72(/2/)             72           0       --
330 Sweet Road
Alameda, CA 94502

City National Investment Trustee,                   289(/2/)            289           0       --
PM&S Retirement Savings Plan
FBO Charles R. Ragan
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Toni Rembe                                          217(/2/)            217           0       --
2550 Broadway
San Francisco, CA 94115

City National Investment Trustee,                    72(/2/)             72           0       --
PM&S Retirement Savings Plan
FBO D. Stanley Rowland
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Edwardo G. Roy                                       72(/2/)             72           0       --
1520 Parker
Berkeley, CA 94703

Barbara R. Shufro                                   217(/2/)            217           0       --
978 Addison
Palo Alto, CA 94301

City National Investment Trustee,                   145(/2/)            145           0       --
PM&S Retirement Savings Plan
FBO David R. Snyder
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

City National Investment Trustee,                   362(/2/)            362           0       --
PM&S Retirement Savings Plan
FBO Glenn QA. Snyder
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

William E. Stoner                                   145(/2/)            145           0       --
1694 Fairmont Avenue
La Canada-Flintridge, CA 91011

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
City National Investment Trustee,                   289(/2/)            289           0       --
PM&S Retirement Savings Plan
FBO Robert E. Sullivan
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

City National Investment Trustee,                    72(/2/)             72           0       --
PM&S Retirement Savings Plan
FBO Chinin Tana
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Allison Leopold Tilley                              145(/2/)            145           0       --
26217 Dori Lane
Los Altos Hills, CA 94022

City National Investment Trustee,                   145(/2/)            145           0       --
PM&S Retirement Savings Plan
FBO David W. Trotter
Bowles & Verna
2121 N. California Blvd.
Suite 875, Walnut Creek, CA 94596
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

Benjamin M. Vandegrift and                          362(/2/)            362           0       --
Barbara P. Vandegrift
2367 King Place N.W.
Washington, DC 20008

Reed S. Waddell                                     145(/2/)            145           0       --
5800 West 74th Street
Los Angeles, CA 90045

William S. Waller                                   145(/2/)            145           0       --
4031 Hampstead Road
La Canada-Flintridge, CA 91011

Linda C. Williams                                   289(/2/)            289           0       --
2155 Buchanan Street, #8
San Francisco, CA 94115

Bruce L. Yonehiro                                   145(/2/)            145           0       --
223 Clipper Street
San Francisco, CA 94114

City National Investment Trustee,                   289(/2/)            289           0       --
PM&S Retirement Savings Plan
FBO Debra L. Zumwalt
c/o John Billings
225 Broadway Street, 4th Floor
San Diego, CA 92101

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Debra L Zumwalt                                         145(/2/)          145         0       --
1751 Valparaiso Avenue
Menlo Park, CA 94025

John Boyle                                              276(/1/)          276         0       --
c/o Extreme Consulting
3300 Warner Blvd.
Burbank, CA 91505

Eric Lochtefeld                                         276(/1/)          276         0       --
c/o Grass Roots Event Marketing
725 B Liggett Avenue
San Francisco, CA 94129

Promethean Service Company, LLC                      84,000(/2/)       84,000         0       --
c/o Promethean
Attn: Mike Hamill
750 Lexington Avenue, 22nd Floor
New York, NY 10022

Bryan Rutberg                                         3,300(/2/)        3,300         0       --
638 Minna Street, Apt #6
San Francisco, CA 94103

Baird Ryan                                            8,300(/2/)        8,300         0       --
c/o Edgewood Management Co.
350 Park Avenue, 18th Floor
New York, NY 10022

Sofinnova Venture Partners IV, L.P.                 333,300(/2/)      333,300         0       --
Attn: Natalie Auber, CFO
140 Geary Street, 10th Floor
San Francisco, CA 94108

Edward Straube                                        6,600(/2/)        6,600         0       --
67 Murray Avenue
Larkspur, CA 94939

Jason Strober                                         3,300(/2/)        3,300         0       --
c/o VantagePoint Venture Partners
1001 Bayhill Drive, Suite 140
San Bruno, CA 94066

Wingate Capital Ltd.                            87,200(/2/)(/8/)       87,200         0       --
c/o Citadel Investment Group, L.L.C.
225 West Washington Street, 9th Floor
Chicago, IL 60606
Attn: Daniel Hopkins

Stanton D. Wong                                       5,000(/2/)        5,000         0       --
c/o Pillsbury Madison & Sutro LLP
235 Montgomery Street
San Francisco, CA 94104

Carm Adimando                                        20,300(/2/)       20,300         0       --
47 Cherry Gate Lane
Trumbull, CT 06611

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Jose J. Cofino                                     20,400(/2/)         20,400           0     --
2735 Nicols Canyon Rd.
Los Angeles, CA 90046

Deborah A. Coleman                                 40,600(/2/)         40,600           0     --
c/o Smart Forest Ventures
317 SW Alder, Suite 900
Portland, OR 97204

Sheldon Derezin                                    20,400(/2/)         20,400           0     --
6409 Ridge Manor Ave.
San Diego, CA 92120

Elrod Lawing & Sharpless, P.A., Employees          40,800(/2/)         40,800           0     --
Profit Sharing Plan & Trust
Joseph Elrod, Trustee
2900 St. Regis Road
P.O. Box 13566
Greensboro, NC 27415-3566

Lawrence Gerbrandt                                  5,500(/2/)          5,500           0     --
3880 Via Mar Monte
Carmel, CA 93923

Laura Greenstein                                    5,100(/2/)          5,100           0     --
c/o Martin Greenstein
55 South Market Street, Ste. 1630
San Jose, CA 95113

James H. Gregg                                     40,800(/2/)         40,800           0     --
580 Viejo Road
Carmel, CA 93932

Chase Bank Custodian, IRA fbo Jay C. Huffard       20,400(/2/)         20,400           0     --
Attn: Brenda Jackson AVP
One Chase Manhattan Plaza
New York, NY 10081

Brian Kahn                                         10,200(/2/)         10,200           0     --
1071 N. Hillcrest Dr.
Beverly Hills, CA 90210

Dennis Levett                                       8,100(/2/)          8,100           0     --
c/o Strutz-Levett Investment & Holding Co.
502 Waverley Street
Palo Alto, CA 94302

Spencer Leyton                                     65,118(/2/)          4,000      61,118       *
1689 Calypso Drive
Aptos, CA 95003

Richard Lipson                                     10,200(/2/)         10,200           0     --
c/o Rainbow Leather, Inc.
14-15 112th St.
College Point, NY 11256

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
Raymond L. Ocampo Jr. or Sandra O. Ocampo             20,400(/2/)      20,400         0        --
Trustees of the Ocampo Family Trust UTA Dated
May 30, 1996

Attn: Raymond L. Ocampo, Jr.
500 Roehampton Rd.
Hillsborough, CA 94010

peermusic III, Ltd.                                   61,400(/2/)      61,400         0        --
3220 Blume Drive, Suite 290
Richmond, CA 94806

Rand International Corporation                       102,300(/2/)     102,300         0        --
Attn: Shawkat Raslan
770 Lexington Ave., 16th Floor
New York, NY 10021-8110

Sensory Sciences                                     102,000(/2/)     102,000         0        --
c/o Go Video
Attn: Douglas Klein, CFO
7835 East McLain Drive
Scottsdale, AZ 85260-1732

Judith Stevens                                         5,100(/2/)       5,100         0        --
c/o Martin Greenstein
55 South Market Street, Ste. 1630
San Jose, CA 95113

Seymour Svirsky                                       20,300(/2/)      20,300         0        --
44 Penn Blvd.
Scarsdale, NY 10583

Carl Tiedemann                                        40,700(/2/)      40,700         0        --
c/o Private Financial Services Corp.
Attn: Stephanie Christie
535 Madison Ave., 35th Floor
New York, NY 10022

Tiedemann Investment Group                            20,300(/2/)      20,300         0        --
c/o Private Financial Services Corp.
Attn: Stephanie Christie
535 Madison Ave., 35th Floor
New York, NY 10022

Samuel S. Trust                                       20,400(/2/)      20,400         0        --
P.O. Box 22274
Carmel, CA 92921

Neil & Lydia Weiss                                    10,200(/2/)      10,200         0        --
511 San Felicia Way
Los Altos, CA 94022

Norbert R. Wirsching                                  20,300(/2/)      20,300         0        --
303 E. 57th St. Apt. 22L
New York, NY 10022-2947

                                                                   Maximum Number
                                                   Beneficial       of Shares of   Shares  Percentage
                                                  Ownership of      Common Stock   Owned     Owned
                                                 Common Stock as    Offered for    after     after
Name and Addresses                             of January 12, 2000      Sale      Offering  Offering
------------------                             ------------------- -------------- -------- ----------
HFTP Investment LLC                                  304,800(/3/)     304,800           0      --
c/o Promethean Investment Group, L.L.C.
Attn: Mike Hamill
750 Lexington Avenue, 22nd Floor
New York, NY 10022

Mark S. Chasan                                       642,506(/1/)     535,006      107,500     --
21414 Arcos Dr.
Woodland Hills, CA 91364

Dan Barrett                                              645(/1/)         645           0      --
1175 Eggleston Street
Napa, CA 94559

Scott Bergevin                                           461(/1/)         461           0      --
c/o Nordic Entertainment
2512 Jefferson St.
Napa, CA 94558

Fred and Rosalyn Chasan                                7,380(/1/)       7,380           0      --
13633 Pasco De La Huerta
Poway, CA 92064

Griffith Emery                                           153(/1/)         153           0      --
156 7th St.
Del Mar, CA 92014

Trent George                                          13,836(/1/)      13,836           0      --
6398 Flamingo Drive
Buena Park, CA 90620

Get Travel Corporation                                 2,950(/1/)       2,950           0      --
3355 Vincent Road
Pleasant Hill, CA 94523

Goff Johnson LLP                                       6,301(/1/)       6,301           0      --
c/o Wayne Johnson
1800 Avenue of the Stars, Suite 1000
Los Angeles, CA 90067

Lochelle Harrison                                        368(/1/)         368           0      --
1012 Charlson Way
Napa, CA 94558

Marilyn Jarrells                                       1,752(/1/)       1,752           0      --
1716 Caton Avenue, #35
Brooklyn, NY 11226

Phil Jones                                               461(/1/)         461           0      --
145 Northridge Lane
Woodside, CA 94062

Jamie Riggs                                              276(/1/)         276           0      --
c/o Nordic Entertainment
2512 Jefferson Street
Napa, CA 94558

--------------------------------------------------------------------------------

                           [LOGO OF EMUSIC.COM INC.]

                               13,434,102 Shares

                                  Common Stock

                               -----------------
                                   PROSPECTUS
                               -----------------

                                January   , 2000



--------------------------------------------------------------------------------
You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                    Part II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee................................................... $   553
Nasdaq National Market additional listing fee..........................   2,000
Printing expenses......................................................   5,000
Legal fees and expenses................................................  20,000
Accounting fees and expenses...........................................  10,000
Transfer Agent and Registrar fees......................................   1,000
Miscellaneous expenses.................................................   1,000
                                                                        -------
  Total................................................................ $39,553
                                                                        =======

Item 14. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Amended and Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements (Exhibit 10.1) with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to continue to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

On May 6, 1998, we issued 2,500,000 shares of our common stock and warrants to purchase a total of 500,000 shares of our common stock at an exercise price of $1.00 per share to accredited investors in exchange for $500,000.00 in reliance on Rule 504 of Regulation D promulgated under the Securities Act. Warrants to purchase 200,000 shares of common stock were exercised at the time of their issuance.

On May 11, 1998, we acquired all of the outstanding shares of GoodNoise Corporation, a Delaware corporation, in exchange for 11,015,300 shares of our common stock in reliance on Section 4(2) of the Securities Act. On the same date, we assumed options to purchase 1,722,500 shares of the Delaware corporation's common stock, which were automatically converted into options to purchase 2,032,550 shares of our common stock at a weighted average exercise price of approximately $0.03 per share.

On July 29, 1998, we issued 170 shares of our common stock to a consultant in exchange for consulting services in reliance on Section 4(2) of the Securities Act.

On August 10, 1998, investors exercised warrants to purchase 300,000 shares of our common stock in exchange for $300,000. These warrants had been issued as a part of the private placement which occurred on May 6, 1998.

On October 28, 1998, we issued 500 shares of our Series A Preferred Stock and a warrant to purchase 100,000 shares of our common stock at an exercise price of $7.91 to an investor in reliance on Regulation D.

On December 16, 1998, we issued 10,000 shares of our common stock to an employee upon exercise of an employee stock option in reliance on Rule 701.

On February 24, 1999, we acquired all of the outstanding shares of Creative Fulfillment, Inc. in exchange for 630,179 shares of our common stock in reliance on Section 4(2) of the Securities Act.

On March 23, 1999, we issued 117,570 shares of our Series B Preferred Stock to accredited investors in exchange for $32,523,900.00 in cash, cancellation of debt of $1,777,250 and conversion of the outstanding shares of our Series A Preferred Stock in reliance on Rule 506 of Regulation D promulgated under the Securities Act.

On April 27, 1999, we issued 665,188 shares of our common stock in consideration of the acquisition of certain music rights in reliance on Section 4(2) of the Securities Act.

On June 11, 1999, we issued 448,000 shares of our common stock in exchange for all of the outstanding shares of Internet Underground Music Archive, Inc. in reliance on Section 4(2) of the Securities Act.

On June 10, 1999 we granted warrants for the purchase of 1,607,800 shares solely to accredited investors in reliance on Regulation D.

From May 11, 1998 through September 20, 1998, we granted options to purchase 435,000 shares of our common stock at a weighted average exercise price of approximately $5.07 per share. These options were granted to our employees and consultants in exchange for services rendered in transactions exempt from registration under the Securities Act under Rule 701. From September 21, 1998 through July 15, 1999, we granted options to purchase 4,186,000 shares of our common stock at a weighted average purchase price of approximately $7.078 per share. These options were granted to our employees and consultants in exchange for services rendered in transaction exempt from registration under the Securities Act under Section 4(2) thereof.

In December 1999, we issued approximately 2,100,000 shares in connection with our acquisition of Cductive. Such issuance was made in reliance on Regulation D.

There were no underwriters employed in connection with any of the above transactions.

Item 16. Exhibits and Financial Statement Schedules

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  2.1(a) Agreement and Plan of Reorganization by and among GoodNoise
         Corporation, Atlantis Ventures Corp., GN Acquisition Corp and certain other parties dated as of May 11, 1998
  2.2(a) Agreement and Plan of Reorganization by and among GoodNoise
         Corporation, Creative Fulfillment, Inc., GN Acquisition Corp and
         certain other parties dated as of October 8, 1998
  2.3(c) Agreement and Plan of Reorganization by and among GoodNoise
         Corporation, GNA Corporation, Internet Underground Music Archive, Inc.
         and certain shareholders of Internet Underground Music Archive, Inc.
         dated as of May 16, 1999
  2.4(b) Agreement and Plan of Merger by and between EMusic.com Inc., a Florida corporation, and EMusic.com Inc., a Delaware corporation, dated as of
         July 21, 1999
  2.5(d) Agreement and Plan of Reorganization by and among EMusic.com Inc., GNA
         Corporation, Group K Inc., d.b.a. Cductive and the principal shareholders of Cductive, dated as of November 15, 1999.
  2.6(e) Agreement and Plan of Reorganization dated as of November 29, 1999, among EMusic.com Inc., GNB Corporation and Tunes.com Inc.
  3.1(c) Amended and Restated Certificate of Incorporation
  3.2(c) Amended and Restated Bylaws
  5.1*   Opinion of Gray Cary Ware & Freidenrich LLP
 10.1(c) Form of Indemnity Agreement
 10.2(a) Stock Purchase Agreement dated as of March 30, 1998 with Gary
         Culpepper
 10.3(a) 1998 Stock Option Plan
 10.4(c) 1998 Nonstatutory Stock Option Plan
 10.5(c) 1999 Employee Stock Purchase Plan
 10.6(c) Form of Amendment to Investor Rights Agreement dated July 19, 1999
 21(c)   Subsidiaries
 23.1    Consent of PricewaterhouseCoopers LLP
 23.2    Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
 23.3    Consent of Ernst & Young LLP
 23.4    Consent of Richard A. Eisner & Company LLP
 24.1*   Power of Attorney
 27.1*   Financial Data Schedule

------------------
(a) Previously filed as an exhibit to the Registrant's Form 10-SB/A dated December 24, 1998.
(b) Previously filed as an exhibit to the Registrant's Form 8-K dated July 23, 1999.
(c) Previously filed as an exhibit to the Registrant's Form S-1 (Registration Statement No. 333-83685).
(d) Previously filed as an exhibit to the Registrant's Form 8-K dated November 15, 1999.
(e) Previously filed as an exhibit to the Registrant's From 8-K dated November 29, 1999.
 *  Previously filed.

Item 17. Undertakings

The Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by EMusic pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

In accordance with the requirements of the Securities Act of 1933, EMusic certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Redwood City, State of California, on the 20th day of January 2000.

                                          EMUSIC.COM INC.

                                                    /s/ Peter M. Astiz
                                          By: _________________________________
                                                      Peter M. Astiz
                                                 Executive Vice President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman of the Board and   January 20, 2000
______________________________________  Assistant Secretary
            Robert H. Kohn

                  *                    President, Chief Executive  January 20, 2000
______________________________________  Officer and Director
          Gene Hoffman, Jr.             (Principal Executive
                                        Officer)

                  *                    Executive Vice President    January 20, 2000
______________________________________  and Chief Financial
           Joseph H. Howell             Officer (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    Director                    January 20, 2000
______________________________________
            Ralph Peer, II

                  *                    Director                    January 20, 2000
______________________________________
              Tor Braham

                  *                    Director                    January 20, 2000
______________________________________
            Ed Rosenblatt

          /s/ Peter M. Astiz
*By: _________________________________
            Peter M. Astiz
           Attorney-in-Fact

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